UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2009

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of principal executive offices)	49424 (Zip Code)

Registrant’s telephone number, including area code (616) 820-1444

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement.

As previously disclosed, Macatawa Bank Corporation (the "Company") and Macatawa Bank entered into a Settlement and Release and Stock and Warrant Issuance Agreement and amendments (as amended, the "Settlement Agreement") in connection with the legal proceedings related to Trade Partners, Inc. The parties to the Settlement Agreement are Macatawa Bank Corporation, Macatawa Bank, Richard Deardorff, and the law firms Nickens, Keeton, Lawless, Farrell & Flack LLP and Moulton & Meyer, LLP, counsel for the majority of plaintiffs. The legal proceedings related to Trade Partners and the Settlement Agreement are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, the Company's Current Report on Form 8-K dated January 30, 2009, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

The Settlement Agreement contained certain contingencies that have been satisfied or waived. The settlement was completed and became effective on June 17, 2009, as described in Item 8.01 of this Current Report on Form 8-K. The final amounts of the settlement payments are described in Item 8.01.

In connection with the settlement, the Company and Registrar and Transfer Company entered into a Warrant Agreement dated June 16, 2009. The Warrant Agreement is attached hereto as Exhibit 4.1 and is hereby incorporated by reference into this Item 1.01.

Pursuant to the Settlement Agreement and the Warrant Agreement, on June 17, 2009, the Company issued warrants, as described in Item 3.02 of this Report, to purchase 1,361,753 shares of common stock of the Company (the "Warrants").

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

On June 17, 2009, the Company issued the Warrants to purchase 1,361,753 shares of its common stock. The Warrants issued in the settlement were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 3(a)(10) of the Securities Act. The Warrants were issued as part of the settlement in a transaction approved by courts of the United States and the State of Michigan. The approvals were received after a hearing on the fairness of the terms and conditions of the exchange, at which all plaintiffs had the right to appear and adequate notice was given. The shares of common stock underlying the Warrants will be registered under the Securities Act as described in the Warrant Agreement.

The Warrants have an exercise price of $9.00 per share (subject to certain adjustments for stock splits, stock dividends and certain other recapitalizations as described in the Warrant Agreement). The Warrants become exercisable following the later of (a) 366 days after the Warrants are issued, and (b) the effective date of the Registration Statement to register with the Securities and Exchange Commission the shares to be issued upon exercise of the Warrants. The Warrants have a term of five years from the date on which they become exercisable (subject to certain extensions described in the Warrant Agreement).

Item 8.01	Other Information.

June 17, 2009, was the "Final Settlement Date" as defined in the Settlement Agreement. On the Final Settlement Date, the Company settled with those plaintiffs who signed a release of their claims. The Company received signed releases from plaintiffs representing approximately 91.27% of the total number of plaintiffs and approximately 91.58% of the total dollar amount of all claims to be resolved (the "Settling Plaintiffs").

The Company paid the Settling Plaintiffs an aggregate of $5.46 million in cash and issued them Warrants to purchase 1,361,753 shares of common stock at an exercise price of $9.00 per share. The Company's insurers contributed $950,000 to the $5.46 million cash portion of the settlement. The settlement is expected to reduce the Company's second quarter net income by approximately $3.04 million on an after-tax basis.

By completing the settlement with the Settling Plaintiffs, the Company has settled substantially all of its exposure with respect to the Trade Partners litigation. The Settlement Agreement did not contain any admission of liability or wrongdoing by the Company or Macatawa Bank.

9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed herewith:

4.1	Warrant Agreement, dated as of June 16, 2009, between Macatawa Bank Corporation and Registrar and Transfer Company.

4.2	Form of Macatawa Bank Corporation Warrant Certificate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2009	MACATAWA BANK CORPORATION (Registrant) By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer